Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Asma Emneina	Don Duffy
	(650) 565-7791	(650) 565-7740
	asma@financialengines.com	ir@financialengines.com

Financial Engines Reports Second Quarter 2011 Financial Results

Revenue Increases 38% to $35.3 Million Year Over Year

AUM Increases 49% to $43.8 Billion Year Over Year

PALO ALTO, Calif. – August 2, 2011 – Financial Engines (NASDAQ: FNGN), the largest independent provider of investment management and advice to employees in retirement plans, today reported financial results for its second quarter ended June 30, 2011.

Financial results for the second quarter of 2011 compared to the second quarter of 2010:i

•	Revenue increased 38% to $35.3 million for the second quarter of 2011 from $25.6 million for the second quarter of 2010

•	Professional management revenue increased 49% to $26.5 million for the second quarter of 2011 from $17.8 million for the second quarter of 2010

•	Net income was $3.5 million, or $0.07 per diluted share, for the second quarter of 2011 compared to net income of $1.3 million, or $0.03 per diluted share, for the second quarter of 2010

•	Non-GAAP Adjusted EBITDA[i] increased 80% to $9.4 million for the second quarter of 2011 from $5.2 million for the second quarter of 2010

•	Non-GAAP Adjusted Net Income[i] increased 70% to $4.2 million for the second quarter of 2011 from $2.5 million for the second quarter of 2010

•	Non-GAAP Adjusted Earnings Per Share[i] increased 80% to $0.09 for the second quarter of 2011 compared to $0.05 for the second quarter of 2010

Key operating metrics as of June 30, 2011:ii

•	Assets under contract (“AUC”) were $431 billion

•	Assets under management (“AUM”) were $43.8 billion

•	Members in Professional Management were 518,000

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.4%iii

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted EBITDA and Adjusted Earnings Per Share.
ii	Operating metrics include both advised and subadvised relationships.
iii

Please see information regarding enrollment rates and the component AUC in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 10-Q for the quarter ended March 31, 2011filed May 9, 2011 with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov.

“We continue to see strong growth and are encouraged by customer reaction to Income+,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “We are enthusiastic about the long-term growth opportunities created by Income+, and we plan to invest more aggressively to take advantage of these opportunities.”

Review of financial results for the second quarter of 2011

Revenue increased 38% to $35.3 million for the second quarter of 2011 from $25.6 million for the second quarter of 2010. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 49% to $26.5 million for the second quarter of 2011 from $17.8 million for the second quarter of 2010.

Costs and expenses increased 25% to $30.1 million for the second quarter of 2011 from $24.1 million for the second quarter of 2010. This increase was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, headcount growth, cash compensation, and costs associated with enrollment campaigns and member materials, offset by a decrease in non-cash stock-based compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 35% for the second quarter of 2011 from 34% for the second quarter of 2010. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, which resulted from an increase in professional management revenue and contractual increases in plan provider fees as a result of achieving AUM milestones, as well as an increase in subadvisory campaign printed materials costs.

Income from operations was $5.2 million for the second quarter of 2011 compared to $1.4 million for the second quarter of 2010. As a percentage of revenue, income from operations was 15% for the second quarter of 2011 compared to 6% for the second quarter of 2010.

Net income was $3.5 million, or $0.07 per diluted share, for the second quarter of 2011 compared to $1.3 million, or $0.03 per diluted share, for the second quarter of 2010.

On a non-GAAP basis, Adjusted Net Incomei was $4.2 million and Adjusted Earnings Per Sharei were $0.09 for the second quarter of 2011 compared to Adjusted Net Income of $2.5 million and Adjusted Earnings Per Share of $0.05 for the second quarter of 2010.

“Financial Engines’ full suite of services is now available to more than 5 million retirement plan participants, and more than five hundred thousand of them are members in our Professional Management program,” said Ray Sims, chief financial officer of Financial Engines. “We are pleased with the continued growth of the company and our ability to reach and help more participants.”

Assets Under Contract and Assets Under Management

AUC increased by 44% to $431 billion as of June 30, 2011 from $300 billion as of June 30, 2010.

AUM increased by 49% to $43.8 billion as of June 30, 2011 from $29.4 billion as of June 30, 2010. The increase in AUM was driven primarily by net enrollment into the Professional Management service, market appreciation and contributions.

In billions	Q3’10	Q4’10	Q1’11	Q2’11
AUM, Beginning of Period	$29.4	$34.0	$37.7	$41.0
AUM from net enrollment(1)	1.8	1.0	1.1	2.5
Other(2)(3)	2.8	2.7	2.2	0.3

AUM, End of Period	$34.0	$37.7	$41.0	$43.8

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(2)	Other factors affecting assets under management include employer and employee contributions, market movement, plan administrative fees as well as participant loans and hardship withdrawals. We cannot separately quantify the impact of these factors as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement.
(3)	Contributions are estimated each quarter from annual contribution rates based on data received from plan providers. Contributions are estimated to have been approximately $0.6 billion in Q3’10, $0.6 billion in Q4’10, $0.6 billion in Q1’11, and $0.7 billion in Q2’11. These amounts are included in the Other line item in the above table.

Aggregate Investment Style Exposure for Portfolios Under Management

As of June 30, 2011, the aggregate investment style exposure of the portfolios we managed was approximately as follows:

Cash	4%
Bonds	24%
Domestic Equity	48%
International Equity	24%

Total	100%

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement and expanding the number of plan sponsors.

Based on financial markets remaining at June 30, 2011 levels, the Company estimates that its 2011 revenue will be in the range of $144 million to $149 million and that its 2011 non-GAAP Adjusted EBITDA will be in the range of $40 million to $42 million.

This outlook reflects plans to spend up to an additional $2 million in the second half of 2011 to accelerate the development of Income+ capabilities and more rapidly increase enrollment. The Company also plans to bring on a new leader of Marketing to help drive long-term growth beyond the workplace.

Conference Call

The Company will host a conference call to discuss second quarter 2011 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 317-6789, or for international callers (412) 317-6789. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 370667. The replay will remain available until Friday, August 5, 2011, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income (loss) before stock-based compensation expense, net of tax, the impact of stock dividends issued and certain other items such as the income tax benefit from the release of valuation allowances. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. For all periods, the dilutive common share equivalents outstanding also include on a non-weighted basis the conversion of all preferred stock to common stock, the shares associated with the stock dividend and the shares sold in the initial public offering. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP earnings per share. Non-GAAP Adjusted EBITDA is defined as net income (loss) before net interest (income) expense, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commission and stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The Company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to”, “will,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, demographic and other trends, its market opportunity, its plans to invest more aggressively to take advantage of potential growth opportunities, its plans to bring on a new leader of marketing, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of August 2, 2011 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2010	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$114,937	$125,078
Accounts receivable, net	23,942	29,501
Prepaid expenses	2,802	3,244
Deferred tax assets	11,685	14,185
Other current assets	2,189	2,316

Total current assets	155,555	174,324

Property and equipment, net	3,148	4,103
Internal use software, net	11,130	11,318
Long-term deferred tax assets	39,460	34,472
Direct response advertising, net	4,615	5,984
Other assets	3,708	3,639

Total assets	$217,616	$233,840

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,384	$8,701
Accrued compensation	15,607	8,709
Deferred revenue	7,457	11,418
Other current liabilities	137	153

Total current liabilities	30,585	28,981

Long-term deferred revenue	1,494	1,507
Other liabilities	317	274

Total liabilities	32,396	30,762

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2010 and June 30, 2011; None issued or outstanding as of December 31, 2010 and June 30, 2011	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2010 and June 30, 2011; 43,116 and 45,050 shares issued and outstanding at December 31, 2010 and June 30, 2011, respectively	4	5
Additional paid-in capital	279,038	290,840
Deferred compensation	(36)	—
Accumulated deficit	(93,786)	(87,767)

Total stockholders’ equity	185,220	203,078

Total liabilities and stockholders’ equity	$217,616	$233,840

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Revenue:
Professional management	$17,842	$26,508	$34,454	$50,401
Platform	7,186	8,021	14,362	15,759
Other	544	743	1,100	1,393

Total revenue	25,572	35,272	49,916	67,553

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	8,728	12,265	17,198	23,887
Research and development	4,990	5,371	9,460	10,546
Sales and marketing	6,582	7,800	12,872	14,876
General and administrative	2,850	3,140	5,449	6,451
Amortization of internal use software	992	1,481	1,721	2,768

Total costs and expenses	24,142	30,057	46,700	58,528

Income from operations	1,430	5,215	3,216	9,025

Interest expense	(49)	(2)	(121)	(2)
Interest and other income, net	6	3	6	5

Income before income taxes	1,387	5,216	3,101	9,028

Income tax expense	105	1,761	227	3,009

Net income	1,282	3,455	2,874	6,019

Less: Stock dividend	—	—	5,480	—

Net income (loss) attributable to holders of common stock	$1,282	$3,455	$(2,606)	$6,019

Net income (loss) per share attributable to holders of common stock
Basic	$0.03	$0.08	$(0.09)	$0.14
Diluted	$0.03	$0.07	$(0.09)	$0.12

Shares used to compute net income (loss) per share attributable to holders of common stock
Basic	41,001	44,700	28,206	44,138
Diluted	46,736	49,539	28,206	49,319

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2010	2011
Cash flows from operating activities:
Net income	$2,874	$6,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	869	1,037
Amortization of internal use software	1,636	2,608
Stock-based compensation	3,885	2,567
Amortization of deferred sales commissions	579	639
Amortization and impairment of direct response advertising	390	1,148
Provision for doubtful accounts	72	80
Loss on fixed asset disposal	8	—
Excess tax benefit associated with stock-based compensation	(77)	(476)
Changes in operating assets and liabilities:
Accounts receivable	(2,411)	(5,639)
Prepaid expenses	(376)	(442)
Deferred tax assets	—	2,488
Direct response advertising	(1,414)	(2,516)
Other assets	(269)	(665)
Accounts payable	(57)	1,895
Accrued compensation	(1,378)	(6,898)
Deferred revenue	3,443	3,975
Other liabilities	(1)	(27)

Net cash provided by operating activities	7,773	5,793

Cash flows from investing activities:
Purchase of property and equipment	(1,390)	(2,095)
Capitalization of internal use software	(2,817)	(2,802)
Restricted cash	—	(32)

Net cash used in investing activities	(4,207)	(4,929)

Cash flows from financing activities:
Payments on term loan payable	(8,056)	—
Payments on capital lease obligations	(3)	—
Net share settlements for stock-based awards minimum tax withholdings	(176)	(1,718)
Excess tax benefit associated with stock-based compensation	77	476
Proceeds from issuance of common stock, net of offering costs	80,859	10,519

Net cash provided by financing activities	72,701	9,277

Net increase in cash and cash equivalents	76,267	10,141

Cash and cash equivalents, beginning of period	20,713	114,937

Cash and cash equivalents, end of period	$96,980	$125,078

Supplemental cash flows information:
Income taxes paid, net of refunds	$1,113	$172
Interest paid	$184	$—
Non-cash operating, investing and financing activities:
Stock dividend	$5,480	$—
Capitalized stock-based compensation for internal use software	$204	$155
Capitalized stock-based compensation for direct response advertising	$32	$13

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Adjusted EBITDA	2010	2011	2010	2011
	(In thousands)
Net income	$1,282	$3,455	$2,874	$6,019
Interest expense, net	43	(1)	115	(4)
Income tax expense	105	1,761	227	3,009
Depreciation	431	550	869	1,038
Amortization of internal use software	940	1,397	1,636	2,608
Amortization and impairment of direct response advertising	228	652	390	1,148
Amortization of deferred sales commissions	260	340	579	639
Stock-based compensation	1,948	1,264	3,885	2,567

Non-GAAP Adjusted EBITDA	$5,237	$9,418	$10,575	$17,024

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Adjusted Net Income & Adjusted EPS	2010	2011	2010	2011
	(In thousands, except per share amounts)
Net income	$1,282	$3,455	$2,874	$6,019
Stock-based compensation, net of tax (1)	1,204	781	2,401	1,586

Non-GAAP Adjusted Net Income	$2,486	$4,236	$5,275	$7,605

Non-GAAP Adjusted Earnings Per Share	$0.05	$0.09	$0.12	$0.15

Shares of common stock outstanding	41,326	44,700	41,228	44,213
Dilutive restricted stock and stock options	5,410	4,839	4,545	5,106

Non-GAAP adjusted weighted common shares outstanding	46,736	49,539	45,773	49,319

(1)	For the calculation of Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.